Exhibit 99.1

PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
January 26, 2006
PEABODY ENERGY (NYSE: BTU) ANNOUNCES
RESULTS FOR THE YEAR ENDED DECEMBER 31, 2005
•	Peabody posts record 2005 results
▪	Net income increases 141% to $422.7 million

▪	Earnings per share rises 128% to $3.15

▪	Operating cash flow increases 148% to $703 million

▪	EBITDA of $870.4 million rises 56%

▪	Revenues increase $1 billion, or 28%, to $4.6 billion
•	Company targets 2006 earnings per share up to 50% greater than 2005, plans second stock split and increases dividend 26%
ST. LOUIS, Jan. 26 – Peabody Energy (NYSE: BTU) today reported that 2005 net income rose 141 percent to $422.7 million, or $3.15 per share, compared with $175.4 million, or $1.38 per share in the prior year. EBITDA rose 56 percent for the year to $870.4 million.
     “The Peabody team delivered record 2005 results for safety, volume, revenue, EBITDA, income and total shareholder return,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “We believe that Peabody’s successes in 2005 and plans for 2006 mark the early stages of a long period of sustainable growth and ever-improving financial results. We are adding low-cost capacity to meet market demand and repricing contracts at much higher levels. All of our markets are experiencing very strong demand and prices – particularly our largest operating region, the Powder River Basin.”
     Published pricing for benchmark Powder River Basin (PRB) coal has tripled in the past year, with recent over-the-counter prices exceeding $20 per ton. The Powder River Basin, where Peabody is the number-one producer, represents nearly two-thirds of Peabody’s U.S. production. The company is reaching multiple-year agreements that capture the value of these strong markets along with premiums for ultra-low sulfur coal driven by record prices for SO2 emission allowance credits. In addition, Peabody is currently securing new business at significantly higher levels in the Colorado and Illinois Basin markets, where Peabody is also the number-one producer.
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PEABODY ENERGY ANNOUNCES RESULTS – ADD ONE
FINANCIAL AND OPERATING HIGHLIGHTS
     Peabody’s full-year 2005 revenues of $4.6 billion were $1 billion higher than in 2004. Fourth quarter revenues of $1.2 billion grew 21 percent compared with the prior year. 2005 sales volumes increased 5.6 percent to a record 240 million tons, driven by growing customer demand in all regions where Peabody operates. EBITDA totaled $870.4 million for the year compared with $559.2 million in 2004. Operating profit of $518.4 million more than doubled prior-year results.
     2005 EBITDA from Mining Operations increased 41 percent to $1,036.3 million. Margins expanded significantly in 2005, overcoming geology constraints and transportation disruptions in the United States and Australia. Peabody’s solid results from operations generated 148 percent greater operating cash flow compared with the prior year.
     Net income totaled $422.7 million for 2005, or $3.15 per share, and $162.2 million for the fourth quarter, or $1.21 per share. Net income more than doubled from the $175.4 million, or $1.38 per share, and $67.9 million, or $0.51 per share in the respective prior-year periods. Peabody provided a record 105 percent total return to shareholders in 2005.
     Peabody operations set new production records in 2005 at eight mines representing more than 60 percent of the company’s production. Peabody’s Powder River Basin operations were also the three most productive mines in America, based on latest available industry data. Also during 2005, the company was honored with five environmental and community excellence awards given by the Department of the Interior, including the Gold, Silver and Bronze “Good Neighbor” Awards. Peabody operations in Colorado, Midwest and Appalachia earned an additional six reclamation awards in 2005.
     Peabody’s safety ratings improved another 33 percent in 2005, marking a 48 percent improvement over the last three years. Four operations achieved the company’s goal of zero accidents. Peabody’s record 2005 safety performance is 45 percent better than the U.S. average, based on available industry data, and received recognition at operations in both the western and eastern United States. The North Antelope Rochelle Mine received the “Safe Sam” award for the second consecutive year, recognized as the safest mine in Wyoming. The Harris Mine earned the Mountaineer Guardian Award for outstanding safety achievement from the West Virginia Office of Miners’ Health, Safety and Training and the West Virginia Coal Association.
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PEABODY ENERGY ANNOUNCES RESULTS – ADD TWO
MARKET OVERVIEW
     “U.S. and global market fundamentals are exceptional,” said Boyce. “Amid expensive oil and natural gas, we are experiencing record coal demand to satisfy electricity plants that are operating at higher rates. New generating plants are being developed at a record pace, global steel demand continues to grow, and interest in projects to turn coal into natural gas, transportation fuels and hydrogen is rapidly increasing.”
     The global supply-demand balance for coal remains extremely tight, driven by the growing U.S. and China economies and increasing demand for electricity generation and steel production in the Pacific Rim. Global and U.S. coal-fueled generation is expected to reach record levels in 2006. U.S. generator stockpiles of approximately 100 million to 105 million tons are at historic low levels, and replenishing these inventories will take considerable time due to strong underlying demand growth and limited rail improvements.
     Demand for metallurgical coal remains very strong around the world. In the fourth quarter, for instance, Peabody reached agreements for significant 2006 metallurgical coal deliveries in the United States at prices above the strong prior-year levels. Metallurgical coal supply agreements from Australia for the fiscal year beginning April 1 are still being negotiated.
     The current record high prices of SO2 allowances are resulting in premiums of $3 to $4 per ton above the benchmark 8,800 Btu per pound Powder River Basin coal for ultra-low sulfur products from Peabody’s North Antelope Rochelle Mine and the planned School Creek Mine. Sulfur emissions allowances, which have increased nearly 11-fold since 2003, are expected to remain high due to delayed scrubber installations and tightening emissions regulations.
     Competing fuels remain very limited. Nuclear units continue to operate near capacity and the cost of oil and natural gas remains high due to limited supplies and very strong global demand. Recent forecasts by the U.S. Energy Information Administration (EIA) further reinforce the favorable long-term markets for coal. EIA’s Annual Energy Outlook increased the long-term price estimate of crude oil by two-thirds to $54 per barrel by 2025. Long-range estimates of liquid natural gas (LNG) supplies to the United States were reduced approximately one-third due to increased global demand that makes LNG less available and more expensive in U.S. markets. The estimate of coal’s share of U.S. electricity generation has been raised to 57 percent by 2030. Total U.S. coal demand is now estimated to grow from 1.1 billion tons per year in 2005 to nearly 1.8 billion tons per year by 2030.
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PEABODY ENERGY ANNOUNCES RESULTS – ADD THREE
     Interest in new coal-fueled generation remains strong. Globally, approximately 435 gigawatts of new coal-based electricity generation are under various stages of planning and development. In the United States, the Department of Energy has identified 129 power plants that have been announced or are under development in 40 states, representing 77 gigawatts of electricity and more than $100 billion of investment.
     During the fourth quarter, Peabody reached agreements with customers for 2006, 2007 and 2008 delivery of premium PRB coal for prices that are more than 130 percent higher than Peabody’s average 2005 realized prices. As previously mentioned, prices for benchmark premium PRB coal have more than tripled over the past year. Much of the rise occurred in the second half of 2005, therefore benefiting contracted volumes for 2007 and beyond.
     Peabody has substantial volumes of PRB coal that will be priced in the current favorable market conditions. Peabody’s total unpriced volumes at year-end include 15 to 25 million tons for 2006, 90 to 100 million tons for 2007, and 155 to 165 million tons for 2008.
     New markets for coal are rapidly emerging via Btu Conversion initiatives. Coal to natural gas and coal to liquids greatly expand the product line for coal and Peabody long-term. For instance, the U.S. EIA for the first time estimates coal-to-liquids applications will add another 190 million tons per year of additional demand over the next 25 years. Peabody is uniquely positioned to participate in these emerging markets, with more than 9 billion tons of proven and probable coal reserves.
GROWTH INITIATIVES
     Capital expenditures for 2005 totaled $503 million (excluding acquisitions) and included a number of productivity and growth investments, including $118 million related to the acquisition of high-Btu, ultra-low sulfur Powder River Basin reserves.
     “In anticipation of strong Powder River Basin demand, we made the largest investment in reserves and capacity additions in the Powder River Basin in recent years,” said Executive Vice President and Chief Financial Officer Richard A. Navarre. “This positions Peabody to capture both surging demand and pricing in the PRB over the next several years.”
     Peabody is targeting 2006 capital expenditures of $450 million to $525 million, excluding previously committed PRB lease payments, as the company implements a number of growth initiatives by focusing investments on high-growth, high-return projects. Approximately $250 million is allocated toward maintenance and replacement capital, including construction of the Black Stallion metallurgical coal mine in West Virginia. Replacement and maintenance capital represents about $1 per ton of production capacity.
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PEABODY ENERGY ANNOUNCES RESULTS – ADD FOUR
     The remainder of the capital is associated with growth projects and corporate initiatives. Peabody will invest more than $90 million to increase production by 15 million to 20 million tons at its PRB mines in 2006 to accommodate customer demand. Another $65 million is being invested for mine expansion projects in the Midwest to serve growing markets with an additional 4 million tons of production coming online by 2007.
     “Peabody’s unique combination of high-quality reserves in growth markets, expected strong cash flows and sales backlog allows us to target organic capacity growth of more than 75 million tons by 2010,” said Navarre. “We expect these capital investments to average $15 to $20 per ton of new capacity, which is substantially more efficient than the industry average.”
Among other capital projects:
•	Development, permitting and sales contracting initiatives are progressing for the 30 million to 40 million ton-per-year School Creek Mine, an ultra-low sulfur PRB mine that will be the largest new U.S. mine in a decade when it comes online as early as the last quarter of 2008.

•	The new El Segundo Mine in the Southwestern United States is being developed to supply the recently signed 19-year, 65-million-ton coal supply agreement with Arizona Public Service (APS) that will generate revenues well in excess of $1 billion over the life of the agreement. El Segundo will begin operations in 2008 and will have the capacity to produce 6 million tons annually to serve APS and other customers. Approximately $90 million will be invested to develop the mine, including a small amount in 2006.

•	The Twentymile Mine in Colorado is installing a new longwall system in the first half of 2006, which will allow the mine to increase capacity to 12 million tons per year by 2008. The installation will increase productivity and production capacity to meet growing demand for high-quality, low sulfur Western Bituminous coal. Twentymile Mine is one of the safest, largest and most productive longwall operations in the United States.

•	During the first quarter, the high-quality metallurgical coal mine North Goonyella in Queensland will install a new longwall system purchased in 2005 to increase reliability and productivity.
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PEABODY ENERGY ANNOUNCES RESULTS – ADD FIVE
•	The Harris Mine in Appalachia will begin production from the James Creek reserves near mid-year 2006. Harris was originally scheduled to close in 2005, and the transition will extend Peabody’s access to high-margin metallurgical and thermal coals for several years. Approximately $15 million is being invested in 2006.

•	A third dragline is being installed at the 90 million ton-per-year North Antelope Rochelle Mine to lower costs, further expand capacity and increase productivity. The dragline, which will improve productivity and reduce dependence on higher cost truck-and-shovel systems, is expected to begin operations in early 2007. Total cost of the dragline is approximately $60 million.

•	Peabody is proceeding with site selection with ArcLight Capital to advance the development of a commercial-scale coal gasification project in Illinois, which would use ConocoPhillips technology to transform coal into pipeline-quality synthetic natural gas.
OUTLOOK
     Peabody is targeting full-year 2006 EBITDA of $1 billion to $1.15 billion and earnings of $3.75 to $4.85 per share. Performance will be largely impacted by metallurgical coal production and pricing, as well as PRB rail performance. While customer indications suggest that 2006 Powder River Basin demand could increase by 15 percent or more, the railroads expect that they will only be able to accommodate half of this pent-up demand. Peabody is targeting 2006 production of 230 to 240 million tons and total sales of 255 to 265 million tons.
     For the first quarter, Peabody is targeting EBITDA of $200 to $250 million and earnings per share of $0.60 to $0.90. Results will reflect lower production and higher costs related to significant longwall system installations at several of the company’s longwall operations, as well as an increase in fuel, explosives and health care costs.
     “We are targeting significant earnings growth in 2006, and an even brighter outlook beyond,” said Boyce. “The full impact of improved prices in our key coal markets will be realized as long-term contracts are repriced. We also look forward to benefiting from planned capacity additions, new higher-priced contracts, and the expanded markets created by Btu Conversion projects.”
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company. Its coal products fuel more than 10 percent of all U.S. electricity and 3 percent of worldwide electricity.
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PEABODY ENERGY ANNOUNCES RESULTS – ADD SIX
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of Jan. 26, 2006. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future economic conditions; weather; rail, barge and port performance and costs; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; negotiation of labor contracts and labor availability and relations; capacity and cost of surety bonds and letters of credit; effects of currency exchange rates; risks associated with customers; risks associated with performance of suppliers; availability and costs of key commodities such as steel, tires, diesel fuel and explosives; performance risks related to high-margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; implementation of new accounting standards and Medicare rules; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; revenues related to synthetic fuel production; revenues and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC). The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, early debt extinguishment costs, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements For the Quarters and Years Ended December 31, 2005 and 2004

(Dollars in Millions, Except Per Share Data)

	(unaudited)	(unaudited)	(unaudited)
	Quarter Ended		Year Ended
	December	December	December	December
	2005	2004	2005	2004
Tons Sold (In Millions)	61.4	59.7	239.9	227.2

Revenues	$1,234.7	$1,023.5	$4,644.5	$3,631.6
Operating Costs and Expenses	937.7	825.1	3,715.9	2,965.6
Depreciation, Depletion & Amortization	83.7	67.2	316.1	270.1
Asset Retirement Obligation Expense	12.1	10.6	35.9	42.4
Selling & Administrative Expenses	54.4	49.5	189.8	143.0
Other Operating Income:
Net Gain on Disposal of Assets	(6.3)	(9.7)	(101.5)	(23.8)
Income from Equity Affiliates	(4.3)	(1.4)	(30.1)	(12.4)

Operating Profit	157.4	82.2	518.4	246.7
Interest Income	(4.2)	(1.7)	(10.6)	(4.9)
Interest Expense:
Debt-Related Interest	22.6	22.2	89.4	82.2
Surety Bond and Letter of Credit Fees	4.2	3.7	13.5	14.5
Early Debt Extinguishment Costs	—	2.3	—	1.8
Income Tax Provision (Benefit)	(28.3)	(12.6)	0.9	(26.4)
Minority Interests	0.9	0.4	2.5	1.3

Income from Continuing Operations	162.2	67.9	422.7	178.2
Loss from Discontinued Operations, Net of Tax	—	—	—	(2.8)

Net Income	$162.2	$67.9	$422.7	$175.4

Diluted EPS: (1) & (2)
Income from Continuing Operations	$1.21	$0.51	$3.15	$1.40
Loss from Discontinued Operations, Net of Tax	—	—	—	(0.02)

Net Income	$1.21	$0.51	$3.15	$1.38

EBITDA	$253.2	$160.0	$870.4	$559.2

(1)	Weighted average diluted shares outstanding were 134.5 million and 132.5 million for the quarters ended December 31, 2005 and 2004, respectively, and were 134.0 million and 127.4 million for the years ended December 31, 2005 and 2004, respectively.

(2)	Share and per share amounts reflect the company’s March 30, 2005 two-for-one stock split, but do not reflect the recently announced February 22, 2006 two-for-one stock split.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Years Ended December 31, 2005 and 2004

	Quarter Ended		Year Ended
	December	December	December	December
	2005	2004	2005	2004
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$850.4	$816.2	$3,350.3	$2,895.0
Australian Mining Operations	207.8	96.9	598.1	270.9
Trading & Brokerage Operations	173.7	107.9	679.2	454.5
Other	2.8	2.5	16.9	11.2

Total	$1,234.7	$1,023.5	$4,644.5	$3,631.6

Tons Sold (In Millions)
Eastern U.S. Mining Operations	13.0	14.3	52.5	51.7
Western U.S. Mining Operations	39.8	36.8	154.3	142.2
Australian Mining Operations	2.3	2.1	8.3	6.1
Trading & Brokerage Operations	6.3	6.5	24.8	27.2

Total (1)	61.4	59.7	239.9	227.2

Revenues per Ton — Mining Operations
Eastern U.S.	$32.53	$31.15	$33.10	$29.02
Western U.S.	10.74	10.11	10.45	9.80
Total — U.S.	16.11	15.99	16.20	14.93
Australia	91.20	46.87	72.19	44.21

Operating Costs per Ton — Mining Operations (2)
Eastern U.S.	$25.84	$24.28	$25.97	$23.60
Western U.S.	7.50	7.27	7.47	6.97
Total — U.S.	12.02	12.02	12.17	11.41
Australia	46.76	38.79	47.74	35.99

Gross Margin per Ton — Mining Operations (2)
Eastern U.S.	$6.69	$6.87	$7.13	$5.42
Western U.S.	3.24	2.84	2.98	2.83
Total — U.S.	4.09	3.97	4.03	3.52
Australia	44.44	8.08	24.45	8.22

Operating Profit per Ton	$2.56	$1.38	$2.16	$1.09

		Dollars in Millions

EBITDA — U.S. Mining Operations	$215.9	$202.5	$833.7	$682.5
EBITDA — Australian Mining Operations	101.2	16.7	202.6	50.4
EBITDA — Trading & Brokerage Operations	23.4	4.3	43.1	41.0
EBITDA — Resource Management (3)	(7.2)	(4.5)	44.1	(12.0)
Selling & Administrative Expenses	(54.4)	(49.5)	(189.8)	(143.0)
Other Operating Costs, Net (4)	(25.7)	(9.5)	(63.3)	(59.7)
EBITDA	253.2	160.0	870.4	559.2
Depreciation, Depletion & Amortization	(83.7)	(67.2)	(316.1)	(270.1)
Asset Retirement Obligation Expense	(12.1)	(10.6)	(35.9)	(42.4)
Operating Profit	157.4	82.2	518.4	246.7
Operating Cash Flow	280.6	131.3	702.8	283.8
Acquisitions	84.6	2.8	141.1	429.1
Coal Reserve Lease Expenditures	—	59.8	118.4	114.7
All Other Capital Expenditures	156.1	58.5	384.4	151.9

(1)	Metallurgical sales totaled 2.7 million tons and 11.1 million tons for the quarter and year ended December 31, 2005, respectively, compared with 3.3 million tons and 9.5 million tons in the prior year. Total non-U.S. sales were 5.3 million tons and 20.2 million tons for the quarter and year ended December 31, 2005, respectively, compared with 3.6 million tons and 10.0 million tons in the prior year.

(2)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes asset sales, property management costs and revenues, equity income and royalty expense related to the PVR alliance, generation development costs, coalbed methane development activities, and other related expenses and revenues.

(4)	Primarily includes costs associated with post-mining activities, income from the equity interest in our Venezuelan joint venture, and gains from PVR unit sales.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
December 31, 2005, September 30, 2005 and December 31, 2004

(Dollars in Millions)

	(Unaudited)	(Unaudited)
	December 31, 2005	September 30, 2005	December 31, 2004
Cash & Cash Equivalents	$503.3	$478.7	$389.6
Receivables	221.5	236.5	193.8
Inventories	389.8	368.9	323.6
Assets from Coal Trading Activities	146.6	85.6	89.2
Other Current Assets	63.4	99.5	58.4

Total Current Assets	1,324.6	1,269.2	1,054.6
Net Property, Plant, Equipment & Mine Development	5,177.7	5,014.0	4,781.4
Investments & Other Assets	349.7	371.6	342.6

Total Assets	$6,852.0	$6,654.8	$6,178.6

Current Maturities of Debt	$22.6	$23.0	$19.0
Liabilities from Coal Trading Activities	132.4	67.4	63.6
Accounts Payable & Accruals	867.9	810.0	691.6

Total Current Liabilities	1,022.9	900.4	774.2
Long-Term Debt	1,382.9	1,384.3	1,406.0
Deferred Taxes	338.5	419.6	393.3
Other Long-Term Liabilities	1,926.7	1,911.5	1,878.6

Total Liabilities	4,671.0	4,615.8	4,452.1
Minority Interests	2.5	1.7	1.9
Stockholders’ Equity	2,178.5	2,037.3	1,724.6

Total Liabilities & Stockholders’ Equity	$6,852.0	$6,654.8	$6,178.6

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations (Unaudited)
For the Quarters and Years Ended December 31, 2005 and 2004

(Dollars in Millions)

	Quarter Ended		Year Ended
	Dec. 2005	Dec. 2004	Dec. 2005	Dec. 2004
EBITDA	$253.2	$160.0	$870.4	$559.2
Depreciation, Depletion & Amortization	83.7	67.2	316.1	270.1
Asset Retirement Obligation Expense	12.1	10.6	35.9	42.4
Interest Income	(4.2)	(1.7)	(10.6)	(4.9)
Interest Expense	26.8	25.9	102.9	96.7
Early Debt Extinguishment Costs	—	2.3	—	1.8
Income Tax Expense (Benefit)	(28.3)	(12.6)	0.9	(26.4)
Minority Interests	0.9	0.4	2.5	1.3

Income from Continuing Operations	$162.2	$67.9	$422.7	$178.2

Reconciliation of EBITDA to Net Income — 2006 Targets (Unaudited)

(Dollars in Millions, Except Per Share Information)

	Quarter Ended March 31, 2006		Year Ended December 31, 2006
	Targeted Results		Targeted Results
	Low	High	Low	High
EBITDA	$200	$250	$1,000	$1,150
Depreciation, Depletion & Amortization	84	87	350	365
Asset Retirement Obligation Expense	9	8	35	33
Interest Income	(1)	(2)	(7)	(8)
Interest Expense	27	26	106	104
Income Tax Expense	—	8	8	—
Minority Interests	—	1	2	1

Net Income	$81	$122	$506	$655

Diluted Earnings Per Share (1)	$0.60	$0.90	$3.75	$4.85

(1)	Per share amounts do not reflect the recently announced February 22, 2006 two-for-one stock split.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.